EXHIBIT 10.26

                     1120 AVENUE OF THE AMERICAS, SUITE 4020
                            NEW YORK, NEW YORK 10036

                                                                November 3, 2003

Mr. Andrew J. Schenker 40 Marquette Drive Smithtown, New York 11787

Dear Andy,

This letter sets forth the agreement regarding your employment (the "Agreement") with Genio Group, Inc. (the "Company"), a Delaware corporation that is a developer and marketer of innovative entertainment and leisure products (the "Business"), upon the terms and conditions set forth herein.

Start Date:       November 3, 2003

Employment Term:  The term will be for a period of three (3) years through
                  November 3, 2006 ("Initial Term") provided that the Initial Term may be automatically extended for up to two (2) additional twelve month periods unless either party gives written notice to the other to not proceed with such renewal at least sixty (60) days prior to the expiration of the then existing term (the "Renewal Term").

                  Either the Company or you may terminate your employment during the Initial Term or any Renewal Term for any reason, with or without Cause, provided however, you agree to deliver to the Company written notice of such termination at least thirty
                  (30) days prior to your last date of employment and the Company agrees to deliver written notice of such termination at least thirty (30) days prior to your last date of employment.

Title and
Duties: You will be employed in the position of Chief Financial Officer and Senior Vice President of the Company working from the headquarters of the Company presently located at 1120 Avenue of the Americas, Suite 4020, New York, New York 10036, or at such other New York City or Long Island address as the Company shall designate. Your duties and responsibilities shall be on a full-time basis and shall be subject, at all times, to the direction and supervision of the Company's Chief Executive Officer, as well as its Board of Directors ("Board"). Your responsibilities shall include (i) maintaining the books and records of the Company, its subsidiaries and affiliates in accordance with generally accepted accounting principles; (ii) preparing financial statements and related notes, including balance sheet and cash flow statements, for the Company, its subsidiaries and affiliates on a quarterly basis and on an annual basis and participating in the preparation of the Company's filings on form 10-QSB and 10-KSB


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                  with the Securities and Exchange Commission and otherwise
                  assuring compliance by the Company, its subsidiaries and affiliates with financial disclosure as required under the federal and state securities laws; (iii) provide senior management with written reports on an interim basis as requested regarding accounts payables, accounts receivables, bank reconciliation, and similar reports and implement procedures for collections of accounts receivables; (iv) implementation of billing system for sending bills to and collecting payments on a timely basis from retailers, distributors, licensors etc. who purchase, distribute or license the Company or its subsidiaries or affiliates' products; (v) participate in the analysis of potential acquisition, joint venture, merger and similar type of transactions for the Company, its affiliates and subsidiaries;
                  (vi) participate in providing financial information for the raising of capital for the Company, its affiliates and subsidiaries operations; (vii) participate in the preparation of financial planning and budgets for the Company, its subsidiaries and affiliates, and (vi) to carry out such other matters of a similar nature as directed by the Company's Chief Executive Officer or Board. Effective the date this Agreement is fully executed, you agree to resign as a member of the Company's Board of Directors of the Company.

Compensation:     During each twelve (12) month period of the Initial Term and
Salary/Bonus      any Renewal Term, you will be paid a base salary of $135,000
                  ("Base Salary"), payable in accordance with the Company's normal payroll practice, which is presently bi-weekly. In addition you shall be eligible for receipt of a discretionary annual cash bonus which may be awarded to you by the Company's
                  Board of Directors based upon its evaluation of your performance during each twelve month period of the Initial
                  Term and any Renewal Term.

Stock Options:    The Company also grants you stock options to acquire Four
                  Hundred and Fifty Thousand (450,000) shares of the Company's common stock (the "Option Grant") at an exercise price per share equal to the common stock average closing price during the 40 day period from the date hereof, vesting and exercisable according to the following schedule: 75,000 options vesting and exercisable upon mutual execution by you and the Company of this Agreement, 75,000 options each vesting and exercisable following the completion of twelve months, eighteen months, twenty-four months, thirty months, and thirty-six months of the Initial Term. Provided such options have vested, the options shall be exercisable for a five (5) year term commencing from the Start Date above. You shall be entitled to piggyback registration rights to register the common stock underlying the Option Grant in the event that the Company files a registration statement to register any stock


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                  options for other employees under an employee stock option plan.

Severance:        In the event that your employment is terminated without Cause by the Company, you shall be entitled to severance for a six
                  (6) month period following the date of termination, at the rate provided by your Base Salary.

                  In addition, upon such termination, any vested options plus 75,000 additional and previously unvested options shall be exercisable for twelve (12) months following the date of termination. Any remaining unvested options on the date of termination shall be immediately cancelled. Any severance payment shall be paid in the same regular installments as your Base Salary.

Benefits:         You will be eligible to participate in any management bonus plan and entitled to such benefits, health insurance and vacation which are, or will be, provided to other senior executives of the Company.

Expenses:         You will be reimbursed upon submission of appropriate
                  documentation for all reasonable expenses including travel
                  (local and out of town) incurred by you in the performance of your employment hereunder, provided however, that you shall not incur any such expenses in excess of $750 without the prior written consent of the CEO or other authorized senior officer of the Company. You shall also be entitled to a monthly commuting allowance of $275 per month, subject to adjustment for inflation.

Termination:      (a) Your employment shall terminate upon the first to occur of the following:

                  (1) The expiration of the Initial Term or any Renewal Term specified above.

                  (2) Upon your (i) death or (ii) permanent disability or incapacity.

                  (3)For Cause. The Company shall have the right to terminate your employment upon twenty-four (24) hours' written notice to you For Cause. The grounds for such termination For Cause shall be:

                        (i) a material breach of your agreement of employment hereunder, including, but not limited to a violation of any non-competition, non-solicitation or confidentiality provisions hereinafter set forth or any action which violates the terms of that certain license between Tele-V, Inc. and Marvel Enterprises, Inc. and Marvel


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                        Characters, Inc. effective as of the 27th day of March
                        2003, as amended by amendment effective as of the 25th day of September 2003 between Genio Group, Inc. (formerly known as Tele-V, Inc.), and Marvel Characters, Inc. and Marvel Enterprises, Inc. (the "Marvel License"); or

                        (ii) Your arrest for fraud, embezzlement, bribery, act of moral turpitude or any felonious offense (other than strictly a motor vehicle matter, provided that a conviction for a motor vehicle matter other than a minor traffic violation, constitutes grounds for termination For Cause); or

                        (iii) Your commission of any act of fraud, dishonesty or negligence in connection with the performance of your duties as an employee of the Company; or

                        (iv) Your willful and repeated failure or refusal (unremedied after ten (10) business days written notice from the Company of such failure or refusal) to perform your duties and responsibilities as are established by the Company's Chief Executive Officer and the Board of Directors, from time to time.

                  (4) Upon written notice from either the Company, or you, which notice if delivered by you shall be received by the Company no less than thirty (30) days prior to the date of termination and if delivered by the Company, shall be received by you no less than thirty (30) days prior to the date of termination.

                  (b) Except as otherwise stated in "Severance" above, if you are terminated for Cause, the Company shall have no further financial or other obligations to you following the last date of employment and any unvested options in the Option Grant shall be cancelled and forfeited by you.

Agreement         Not To Compete: In consideration of the above, you agree that during the Initial Term or any Renewal Term, and for twelve
                  (12) months following the expiration of such term or earlier termination of your employment, you shall not either for yourself or on behalf of any other person, partnership, corporation or entity, directly or indirectly or by action in concert with others:

                  (a) interfere with any of the Company's or its parent, affiliates' or its subsidiaries' relationships with, or endeavor to employ or entice away from the Company or its parent, affiliates or its subsidiaries, any person who, at any time on or after the date hereof, is or shall be an employee of the Company or its parent, affiliates or its subsidiaries or under some other contractual relationship with the Company, interfere with or seek to adversely alter the Company's or its


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                  parent, affiliates or its subsidiaries' relationship with, solicit or divert any supplier, licensee or distributor of the Company or its parent, affiliates or its subsidiaries; or

                  (b) seek or obtain employment with, or provide services to, any of the parties to the Marvel License.

Property Rights:  With respect to information, inventions and discoveries or any interest in any copyright and/or property right developed, made or conceived of by you, either alone or with others, at any time during your employment by the Company and whether or not within working hours (and written six months thereafter) arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by you) is considering engaging, you agree:

                  (a) that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Company, whether or not it is protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws which shall be deemed work made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C. Section 101. If it is determined that any such works are not works made for hire, you hereby assign to the Company all of your right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such work product;

                  (b) to disclose promptly to an authorized representative of the Company all such information, inventions and discoveries or any copyright and/or other property right and all information in your possession as to possible applications and uses thereof;

                  (c) not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of the Company (other than yourself);

                  (d) that you hereby waive and release any and all rights you may have in and to such information, inventions and discoveries and hereby assign to the Company and/or its nominees all of your right, title and interest in them and all your right, title and interest in any patent, patent application, copyright or other property right based thereon. You hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as your agent and attorney-in-fact to act for you and in your behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application,



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                  copyright or other property right with the same force and
                  effects as if executed and delivered by you; and

                  (e) at the request of the Company, and without expense to you, to execute such documents and perform such other acts as the Company deems necessary or appropriate, for the Company to obtain patents on such inventions in a jurisdictions designated by the Company, and to assign to the Company or its designees such inventions and any and all patent applications and patents relating thereto.

Confidentiality:  With respect to the information, inventions and discoveries referred to above and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from Materials (as defined below) or otherwise (except such as is generally available through publication), obtained by you and relating to any invention, improvement, enhancement, product, know-how, formula, software, process, apparatus, design, drawings, codes, data printouts, magnetic tapes and disks, recordings, marketing and sales programs, financial projections, concept or other creation, or to any use of any of them, or to materials, tolerances, specifications, costs (including, without limitation, manufacturing costs), pricing formulae, or to any plans of the Company, or to any other trade secret or proprietary information of the Company, related to the Business and operations of the Company or the Company's customers, strategic alliances, licensors, parent, subsidiaries and affiliates, you agree:

                  (a) to hold all such information, inventions and discoveries which have not otherwise become public knowledge in strict confidence and not to publish or otherwise disclose any thereof to any person or entity other than the Company except with the prior written consent of an authorized officer of the Company or as may be required by law;

                  (b) to take all reasonable precautions to assure that all such information, inventions and discoveries are properly protected from access by unauthorized persons;

                  (c) to make no use of nor exploit in any way any such information, invention or discovery except as required in the performance of your employment duties of the Company; and

                  (d) upon termination of your employment by the Company, or at any time upon request of the Company, to deliver to it all Materials (as defined below) and all substances, models, software, prototypes and the like containing or relating to any such information, invention or discovery, all of which


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                  Materials (as defined below) and other things shall be and remain the exclusive property of the Company.

                  For purposes of this Agreement, the term "Materials" includes, without limitation, letters, memoranda, reports, notes, notebooks, books of accounts, drawings, prints, marketing materials, product designs, specifications, formulae, software, data printouts, microfilms, e-mails, magnetic tapes and disks and other documents and recordings, together with all copies, excerpts and summaries, thereof.

Miscellaneous:    We agree that it is our intention and covenant that your
                  employment and performance thereunder be governed by and construed under the laws of the State of New York concerning contracts to be made and performed wholly within such state, without regard to any conflict of law principles and that any dispute between the parties of any kind shall be adjudicated exclusively in the courts of the State of New York.

                  (a) This letter sets forth the entire agreement regarding your employment and may not be modified or changed except by mutual written agreement. Your obligations hereunder may not be assigned by you. Your employment agreement is assignable by the Company to a wholly-owned subsidiary or in the event of any sale, merger, or similar transaction by the Company with a third party or a related party.

                  (b) You represent and warrant that the execution, delivery and performance by you of this Agreement and the matters contemplated thereunder does not, and will not, violate, result in a breach of, or constitute a default under any agreement or arrangement to which you are a party. You also represent and warrant that you have had the opportunity to consult with the counsel of your choice in the negotiation and execution of this Agreement.

                  (c) The invalidity of all or any part of any paragraph or subparagraph of this Agreement shall not render invalid the remainder of the Agreement and obligations contemplated hereunder.

                  (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when together, shall constitute one and the same agreement.

                  (e) Any notice given hereunder shall be in writing and either delivered in person, by nationally recognized overnight courier, or be registered or certified first class mail, (postage prepaid, addressed) if to the Company at Genio Group,


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                  Inc., 1120 Avenue of the Americas, Suite 4020, New York, New
                  York 10036, attn: Chief Executive Officer and (b) if to the Employee at the address noted above. Notices delivered personally shall be deemed given as of actual receipt; notices sent via facsimile transmission shall be deemed given as of one business day following sender's receipt from sender's facsimile machine of written confirmation of transmission thereof; notices sent by overnight courier shall be deemed as given as of one business day following sending; and notices mailed shall be deemed given as of five business days after proper mailing. Any party may change its address in notice given to the other party in accordance with this Section (e).

If the above meets with your understanding, please countersign this Agreement at the lower left to acknowledge your agreement and acceptance with the terms and conditions outlined above and return a signed copy to me at your earliest convenience. We look forward to a long and mutually rewarding relationship.

                                          Sincerely,
                                          Genio Group, Inc.


                                          By: /s/ Shai Bar-Lavi
                                             -----------------------------------
                                          Shai Bar-Lavi, Chief Executive Officer


ACCEPTED AND AGREED TO
THIS 3rd day of November 2003:


/s/ Andrew J. Schenker
-----------------------------------------
Andrew J. Schenker

cc: Genio Group, Inc. Board of Directors


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